Exhibit 10.51

Amendment Number One

Canadian Restricted Stock Unit Award Agreement

Under The Alliance Data Systems Corporation

2005 Long-Term Incentive Plan

THIS AMENDMENT NUMBER ONE (“Amendment”) to the Canadian Restricted Stock Unit Award Agreement (the “Award Agreement”) Under The Alliance Data Systems Corporation 2005 Long-Term Incentive Plan, as amended, is made as of the 1st day of October, 2009.

The Board of Directors (the “Board”) and the Compensation Committee of the Board of Alliance Data Systems Corporation, at meetings held on September 23 and 24, 2009, approved an amendment to the Award Agreement to allow for settlement of awards in cash, as follows:

1. Section 3(a) is amended and restated in its entirety as follows:

(a) Subject to Sections 2 and 4 of this Award Agreement, the Award will vest upon the Board’s certification of attainment of the Performance Goals set forth in Section 3(b) below; provided, that, the Participant is then employed by the Company or an Affiliate. As soon as practicable after the Award vests and consistent with Section 409A of the Code, payment shall be made in cash (based upon the Fair Market Value of the Stock on the day all restrictions lapse). Any cash payment shall be net of the amount withheld pursuant to Section 11.

2. Section 8 is amended and restated in its entirety as follows:

8. Compliance with Law. Notwithstanding any of the provisions hereof, the Company will not be obligated to make a cash payment to the Participant hereunder, if the cash payment shall constitute a violation by the Participant or the Company of any provisions of any law or regulation of any governmental authority. Any determination in this connection by the Committee shall be final, binding and conclusive. The Company shall in no event be obliged to register any securities pursuant to the Securities Act of 1933 (as now in effect or as hereafter amended) or to take any other affirmative action in order to cause the issuance or transfer of Stock pursuant thereto to comply with any law or regulation of any governmental authority.

3. Section 11 is amended and restated in its entirety as follows:

11. Taxes and Share Withholding. At such time as the Participant has taxable income in connection with an Award (a “Taxable Event”), the Company will require the withholding of a portion of any cash payment to the Participant equal to, but not in excess of an amount equal to, the minimum federal, state and local income taxes and other amounts as may be required by law to be withheld by the Company in connection with the Taxable Event.

4. Except as expressly modified by this Amendment and any prior amendments, all other terms and provisions of the Award Agreement shall remain in full force and effect. To the extent that there is a conflict between this Amendment and the Award Agreement, the provisions of this Amendment shall prevail. All capitalized terms not defined herein shall have the meanings ascribed to them in the Award Agreement.